                                                                   EXHIBIT 12.1

 EXHIBIT 12.1--STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         HISTORICAL
                         ----------------------------------------------
                                                                           PROFORMA     THREE MONTHS
                                  YEAR ENDED DECEMBER 31,                 YEAR ENDED   ENDED MARCH 31,
                         ----------------------------------------------  DECEMBER 31, ------------------
                          1993     1994      1995      1996      1997      1997(1)      1997    1998(1)
                         -------  -------  --------  --------  --------  ------------ --------  --------
Net loss before
 extraordinary item..... $(1,245) $(4,290) $(22,008) $(66,381) $(55,582)   $(84,078)  $(14,681) $(23,269)
Interest expense........      24       76       858     3,874     7,788      26,179      1,199     6,493
Interest portion of
 rental expense.........      --       23       110       176       135         150         34        38
                         -------  -------  --------  --------  --------    --------   --------  --------
Earnings................ $(1,221) $(4,191) $(21,040) $(62,331) $(47,659)   $(57,749)  $(13,448) $(16,738)
                         =======  =======  ========  ========  ========    ========   ========  ========
Interest expense........ $    24  $    76  $    858  $  3,874  $  7,788    $ 26,179   $  1,199  $  6,493
Interest portion of
 rental charges.........      --       23       110       176       135         150         34        38
                         -------  -------  --------  --------  --------    --------   --------  --------
Fixed charges........... $    24  $    99  $    968  $  4,050  $  7,923    $ 26,329   $  1,233  $  6,531
                         =======  =======  ========  ========  ========    ========   ========  ========
Ratio of earnings to
 fixed charges..........      --       --        --        --        --          --         --        --
                         =======  =======  ========  ========  ========    ========   ========  ========
Deficiency of earnings
 to cover fixed
 charges................ $(1,245) $(4,290) $(22,008) $(66,381) $(55,582)   $(84,078)  $ 14,681) $(23,269)
                         =======  =======  ========  ========  ========    ========   ========  ========

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(1) The deficiency of earnings to cover fixed charges does not reflect the
    Offering. Preferred stock dividends and accretion on a pro forma basis, assuming the Offering occurred on January 1, 1997 would have been $21.8 million for the year ended December 31, 1997. Assuming the Offering occurred on January 1, 1998 dividends and accretion on a pro forma basis for the three months ended March 31, 1998 would have been $5.2 million.